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                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



August 4, 2000

ViroLogic, Inc.
270 East Grand Avenue
South San Francisco, CA  94080

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ViroLogic, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 4,231,501 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance pursuant to the Company's 2000 Equity Incentive Plan and its 2000 Employee Stock Purchase Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Plans, the forms of option agreement, the Company's Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans, the options granted thereunder and the options agreements, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ FREDERICK T. MUTO

Frederick T. Muto